Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No.  333-123654) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No 333-85711) of our report dated December 9, 2004 relating to the financial statements and financial statement schedule, which appears in National Fuel Gas Company’s Annual Report on Form 10-K for the year ended September 30, 2004. We also consent to the reference to us under the heading “Experts” in such Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No.  333-123654) and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No 333-85711).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Buffalo, New York
May 16, 2005